June 2007	Pricing Sheet dated June 22, 2007
Relating to Preliminary Terms No. 289 dated May 22, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Bear Market PLUS based Inversely on the Value of the S&P 500® Index due July 20, 2008
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – JUNE 22, 2007
Issuer:		Morgan Stanley
Maturity date:		July 20, 2008
Underlying index:		S&P 500® Index
Aggregate principal amount:		$27,000,000
Payment at maturity:
If the final index value is less than the initial index value,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is greater than or equal to the initial index value,
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:		$10 x leverage factor x index percent decrease
Upside reduction amount:		$10 x index percent increase
Index percent decrease:		(initial index value – final index value) / initial index value
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		1,502.56, the index closing value of the underlying index on the pricing date
Final index value:		The index closing value of the underlying index on the index valuation date, July 17, 2008
Leverage factor:		400%
Maximum payment at maturity:		$14.50 (145% of the stated principal amount) per Bear Market PLUS
Minimum payment at maturity:		$5 (50% of the stated principal amount) per Bear Market PLUS
Stated principal amount:		$10 per Bear Market PLUS
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		June 22, 2007
Original issue date:		June 29, 2007 (5 business days after the pricing date)
CUSIP:		61747S256
Listing:
The Bear Market PLUS have been approved for listing on the American Stock Exchange LLC (“AMEX”) subject to official notice of issuance.  The AMEX listing symbol for the Bear Market PLUS is “RDP.”  It is not possible to predict whether any secondary market for the Bear Market PLUS will develop.

Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per Bear Market PLUS	$10	$0.15	$9.85
	Total	$27,000,000	$405,000	$26,595,000

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Bear Market PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Bear Market PLUS.  Please see “Issue price” on page 4 of the preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Bear Market PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Bear Market PLUS.

YOU SHOULD READ THS DOCUMENT TOGETHR WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 289 dated May 22, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.